Exhibit 99.1

MetroCorp Bancshares Inc. Appoints David Choi as Chief Financial Officer

HOUSTON, TEXAS, November 1, 2004 — MetroCorp Bancshares Inc. (NASDAQ: MCBI), a Texas corporation, which through its subsidiary, MetroBank, N.A., provides community banking services in Houston and Dallas, today announced the hiring of David Choi as Chief Financial Officer of MetroCorp Bancshares Inc. (“the Company”). Mr. Choi started as CFO on November 1, 2004 replaces David D. Rinehart, who previously resigned from this position.

“We extend a warm welcome to David Choi as the newest addition to our management team,” said George M. Lee, President and Chief Executive Officer of MetroCorp. “David brings invaluable cross-cultural experience, banking and financial expertise, and a sound knowledge of east-west business interests and international markets.

MetroCorp’s management team also includes: David Tai, President; Bert Baker, Chief Lending Officer; Allen Cournyer, Chief Operations and Technology Officer; Terry Tangen, Chief Credit Officer; Kevin Shu, CPA, Chief Accounting Officer; and Michelle Seinera-Phung, Chief Human Resource Officer.

Mr. Choi is fluent in Mandarin and two additional Chinese dialects but considers himself a native Texan, moving to the US from Hong Kong over 30 years ago. He joins the Company with over 20 years experience in finance, banking and manufacturing, most recently from Teco-Westinghouse Motor Company in Round Rock, Texas, where he served as Vice President and CFO. In this capacity he was responsible for all financial and administrative operations since 2000.

From 1988 to 1999, Mr. Choi worked at JP Morgan Chase Bank in Houston in senior-level positions. Since 1995 he was Senior Client Manager and Vice President of International Banking, having previously served as Vice President and Assistant Vice President of Corporate Trust for Chase. Mr. Choi gained extensive marketing experience with US based Asian corporations and served as liaison providing expertise on cultural and financial issues between the American and Asian branches of JP Morgan Chase Bank.

Mr. Choi earned a Bachelor of Science degree in Economics and Business Administration from the University of Wisconsin, and his Master of Business Administration degree, with a concentration in Finance, from Michigan State University. He currently mentors MBA students of the University of Texas McCombs Plus Program, and serves as Trustee and Treasurer of the Southwest Chinese Baptist Church in Houston. He was Co-Chair of the Asian Task Force and part of the Leadership Mentoring Program at JP Morgan Chase Bank in Houston.

About MetroCorp Bancshares Inc.
 MetroCorp Bancshares Inc., with $896.2 million in assets, provides a full range of commercial and consumer banking services through its wholly owned subsidiary, MetroBank, N.A. The Company has 13 full-service banking locations in the greater Houston and Dallas metropolitan areas. For more information, visit the Company’s Web site at www.metrobank-na.com.

The statements contained in this release that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe MetroCorp’s future plans, projections, strategies and expectations, are based on assumptions and involve a number of risks and uncertainties, many of which are beyond MetroCorp’s control. Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) general business and economic conditions in the markets MetroCorp serves may be less favorable than expected which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults; (2) changes in the interest rate environment which could reduce MetroCorp’s net interest margin; (3) changes in management’s assumptions regarding of the adequacy of the allowance for loan losses; (4) legislative or regulatory developments including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial securities industry; (5) the effects of competition from other financial institutions operating in the Company’s market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; (6) changes in accounting principles, policies or guidelines; and (7) the Company’s ability to adapt successfully to technological changes to meet customers’ needs and developments in the market place. All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements. Please also read the additional risks and factors described from time to time in MetroCorp’s reports and other documents filed with the Securities and Exchange Commission.

MEDIA CONTACT:
MetroCorp Bancshares Inc., Houston
George Lee, President and Chief Executive Officer, 713-414-3506